EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT MADE this 17th day of October 2005 by and among CALI HOLDINGS, INC., formerly known as TS&B Holdings, Inc. (“CALI”), a Utah corporation with offices at 7658 Municipal Dr., Orlando, FL 32819 AND SOVEREIGN EXPLORATION ASSOCIATES INTERNATIONAL, INC. (“SEAI”), a Pennsylvania corporation with offices at 503 Washington Avenue, Suite 2D, Newtown, Pennsylvania, 18940.

WHEREAS, SEAI owns 100% of the capital stock of Artifact Recovery & Conservation, Inc. ("ARC") and Sea Research, Inc. ("SRI") (jointly and severally, the “Subsidiaries”) which are in the marine recovery and exploration business and have certain contracts with and rights from various governments to discover, recover, and salvage wrecks (collectively “Business”) and are desirous of expanding said Business through an investment and exchange with CALI, (the “Exchange”); and

WHEREAS, CALI is a publicly traded investment holding company and interested in an Exchange with SEAI; and

WHEREAS, the respective representatives of CALI and SEAI have had certain discussions regarding this Exchange for the purpose of exclusively conducting Business which the Parties now wish to reduce to writing in this Agreement.

NOW, THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES, REPRESENTATIONS, AND COVENANTS CONTAINED HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE PARTIES AGREE AS FOLLOWS:

Article 1.      Exchange. At Closing, CALI shall receive One Hundred Percent (100%) percent of the capital stock or units in SEAI in exchange for Ninety Percent (90%) of the capital stock in CALI; based on the following outline (the “Exchange”). The Parties agree that the matters set forth below are required to effectuate the Exchange:

a)
The Parties understand and agree that there is a current Amended Reg. E. Offering outstanding for CALI., and upon completion of the current Offering, but in no event later than April 1, 2006, CALI shall reverse split (“RS”) the common shares so that SEAI has 90% ownership of CALI through the common shares or the Class A and Class C Preferred Shares. The Parties understand that the exact amount of Class A and Class C Preferred shares to be issued to SEAI for the 90% control depends on the calculation of the reverse split in this provision Art. 1(a).

b)
It is understood by the Parties that CALI currently has Executive Management contracts in effect for James E. Jenkins and Charles Giannetto (jointly “Management”) and a Consulting contract in place for KMA Capital Partners Ltd. (KMA). As part of the Closing of this Agreement, said Executive Management contracts and KMA consulting contract will be extinguished pursuant to the termination agreement in Exhibit A. Effective as of the Closing, CALI shall terminate or assign its building and equipment leases of the Orlando office.

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c)
A provision of the termination agreement in Exhibit A will be that in consideration for the termination of the CALI management and the KMA Contracts, SEAI shall pay to “Management” and KMA the sum of Six hundred thousand Dollars and no/100 $600,000) (“Sum”). Three hundred thousand and no/100 dollars ($300,000) shall be payable by wire transfer on October 17, 2005 and the balance of $300,000 payable by wire transfer on or before March 30, 2006, evidenced by a Note.

d)
Simultaneous with the Closing of this Agreement, CALI shall enter into an agreement with SEAI that, at a minimum, results in twenty percent (20%) of the net recovery from the ship wrecks identified in the SEAI governmental contracts, licenses, permits or finder’s fees to be distributed directly to SEAI. A draft of said Revenue Agreement is attached hereto as Exhibit B.

e)
Currently as a 40 Act company, CALI has an independent Board of Directors with six (6) total members; four (4) of the six (6) members are independent and management comprises the two non-independent members. Upon closing, the board shall tender their resignations within 30 days in substantially the same form as Exhibit C.

f)
The Parties acknowledge and agree that CALI has entered into a $500,000 financing agreement with SEAI. A copy of the Note and Loan Agreement for that financing are attached hereto as Exhibit D. In the event that this Agreement does not close, CALI shall assign the Note and Loan Agreement to SEAI.

g)
At the time of closing, CALI shall have divested all its portfolio companies in existence at the time of execution of this Agreement, with the exception of Gulf Coast Records LLC (GCR), which shall be divested by CALI upon the filing of a Form SB-2 for GCR. A Form SB-2 is being prepared for GCR, and as part of the Closing of this Agreement, CALI shall provide to SEAI a full Release from any and all liability from GCR or its members, in substantially the form attached hereto as Exhibit E. All, CALI portfolio companies (active or inactive) are listed in CALI’s Form 10K of June 30, 2005. The attached Bill of Sale and related documents in Exhibit F shall divest CALI of all said portfolio companies.

h)	Subsequent to the execution of this Agreement and prior to Closing, SEAI shall approve all CALI Press Releases.

Article 2.      Closing; Ongoing Due Diligence & Contingency;. The Closing shall take place at the offices of CALI on October 17, 2005, or at such other time and place as the Parties mutually agree upon (the “Closing”). At Closing, the Parties shall deliver all information and documents necessary or reasonably required by the Parties to fulfill their respective obligations hereunder. In the event any information or documents are lacking at the Closing, the Parties shall close and supply said information and documents, not more than ten (10) days after closing.

The Parties agree that between the date of execution of this Agreement and the Closing they shall conduct such further due diligence as they deem in their sole discretion to be reasonably necessary for Closing. In the event either party refuses or fails to close as a result of said ongoing due diligence, then this Agreement shall be null and void and without any liability whatsoever to either Party.

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Further, in the event the Closing does not occur by October 17, 2005, this Agreement shall be null and void without further force and effect and without liability to any party and without Notice to either party and simply shall occur by the passage of time.

Article 3.      Continuing Warranties of SEAI. SEAI hereby agrees, warrants and represents to CALI:

a)	That SEAI owns 100% of capital stock of its Subsidiaries.

b)
That the total amount of all issued and outstanding stock or units of SEAI at the date of this Agreement is One Million (1,000,000) units. Further, SEAI, and its Subsidiaries are duly incorporated and in good standing as corporations under the laws of the jurisdictions of their incorporation.

c)
There is no preferred stock or units of SEAI or the Subsidiaries issued or outstanding or authorized. Further, there are no warrants, options, convertible stock, bonds, derivatives, debentures, or other similar financial obligations or instruments of SEAI or the Subsidiaries, authorized.

d)
There is no accrued, unpaid or deferred, compensation, benefits, notes, or loans due owners, officers, members, employees, or directors of SEAI or its Subsidiaries as of Closing, except as set forth on the financial statements.

e)
It is understood and acknowledged by the Parties that SEAI was formed in October 2005 and therefore does not have any balance sheet, related consolidated statements of profit and loss and cash flows for any applicable year (the “SEAI Financial Statements”). In addition, attached hereto and made a part hereof as Exhibit G, is a complete and accurate list of any and all contracts or commitments (written or oral) of the Subsidiaries in excess of Five Thousand dollars ($5,000.00) USD in the aggregate.

f)	that SEAI has good and marketable title to its Assets (subject to liabilities) with value of at least the value of the assets divested as set forth in Ex J Form 10K..

g)
That SEAI or its Subsidiaries have all right, title and interest in and to, any and all Intellectual Property (IP) related to SEAI and the subsidiaries or the treasure hunting, marine exploration, and archeological businesses in any format whatsoever, including but not limited to all publishing and media rights, images, websites, digital images, books, film, movies, television, scripts, and writings of any kind, and displays, and merchandise any and all sales, marketing & distribution rights and revenue of any kind and nature; EXCEPT the personal story of Peter S. Knollenberg with regard to its Subsidiaries. The Owners of SEAI shall execute a Consent to this Agreement and Sale and further said Consent shall contain the transfer and conveyance of such IP rights to the Subsidiaries. A copy of said Consent is attached hereto as Exhibit H.

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h)	Further, the rights conveyed hereby through the transfer of the capital stock or units of SEAI or the Subsidiaries include but are not limited to the rights and permits to the wrecks.

i)
There are no claims, demands, tax proceedings, other proceedings, delinquencies, administrative proceedings, defaults, obligations, suits, threats of suit, seizure, or foreclosure, including but not limited to defaults under any vendor agreements or leases against the Subsidiaries except as set forth on Exhibit I. Further, the Subsidiaries are duly licensed or contracted with the Kingdom of Spain or its governmental subdivisions to conduct Business.

j)	The Subsidiaries shall from and after the date of this Agreement maintain in good standing at all times without interruption any governmental licenses or contracts required for Business.

Article 4.      Continuing Warranties of CALI. CALI hereby agrees, warrants and represents to SEAI:

a)
That the total amount of all issued and outstanding stock or units of CALI at the date of this Agreement is approximately Two Billion Five Hundred Million (2,000,000,000) common shares. Further, CALI is duly incorporated and in good standing as a corporation under the laws of the jurisdiction of its incorporation.

b)
Other than Class A and Class C preferred stock, CALI has no preferred stock issued or outstanding or authorized. Presently, there are Three Million Seven Hundred Twenty Five Thousand (3,725,000) shares of Class A preferred stock issued and outstanding and Ten Million (10,000,000.00) shares of Class C preferred stock issued and outstanding. Further, there are no warrants, options, convertible stock, bonds, derivatives, debentures, or other similar financial obligations or instruments of CALI, authorized, except as set forth on the financial statements.

c)
There is no accrued, unpaid or deferred, compensation, benefits, notes, or loans due officers, employees, or directors as of the Closing, except as set forth on the financial statements, and except the current payroll due as of the Closing.

d)
The balance sheet and financial statements of CALI, as set forth in Exhibit J, the Form 10K for June 30, 2005, are complete and accurately reflect the financial condition of the CALI and there are no material adverse changes in the business of the CALI since the date of said statements that has not already been disclosed in writing. In addition, attached hereto and made a part hereof as Exhibit K, is a complete and accurate list of any and all contracts or commitments notes payable(written or oral) of CALI in excess of Five Thousand dollars ($5,000.00) USD in the aggregate, not otherwise set forth on said Form 10K (Exhibit J).

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e)
That CALI has good and marketable title to assets set forth on said balance sheet and financial statements, and that the assets are free and clear of all liens, liabilities encumbrances and charges, except those liabilities set forth on the financial statements.

f)
There are no claims, demands, tax proceedings, other proceedings, delinquencies, administrative proceedings, defaults, obligations, suits, threats of suit, seizure, or foreclosure, including but not limited to defaults under any vendor agreements or leases against CALI not otherwise set forth on Exhibit J (Form 10K).

g)
That the CALI Board has passed all necessary resolutions to approve and effectuate this Agreement, and that shareholders of CALI have approved such resolutions unless By-laws do not require shareholder approval The Board resolutions and documents reflecting the shareholders’ vote are is attached hereto as Exhibit L.

h)
That CALI has taken or will take the actions required under Art. 1(g) of this Agreement to file the Form SB-2 for GCR and that CALI will, as soon as practicable after filing such form, divest CALI of GCR.

Article 5.      Indemnification and Hold Harmless. SEAI shall indemnify, defend and hold harmless CALI against any and all undisclosed liabilities of SEAI and its Subsidiaries not set forth in this Agreement or the Exhibits provided herewith for one (1) year from the date of Closing. CALI Management shall indemnify and hold harmless SEAI and its Subsidiaries for one (1) year from the date of Closing from any and liability from portfolio companies divested under Art. 1(g), and as security for this indemnity, Management shall collateralize its equity position in CALI as against this indemnification. These indemnifications, duties to defend and hold harmless shall survive the Closing for a period of one (1) year.

Article 6.      Default and Cure. In the event a Party to this Agreement, fails or refuses to perform its respective obligations under this Agreement in a timely manner, then one Party may give Notice hereunder to the defaulting Party of default hereunder (“Default Notice”). Said Default Notice shall set forth with sufficient specificity and particularity the details of said default. The Party to whom said Default Notice is given shall have Thirty (30) days from the date of the delivery of the Default Notice to either (a) cure the deficiencies set forth in the Default Notice or (b) give written Reply to the Notice setting forth with particularity the reasons for the nonexistence of default or inability to cure the default(s). In the event the default(s) is not cured and the Parties cannot resolve their dispute through negotiations within Thirty (30) days of the Reply, then the Parties shall submit the dispute to binding arbitration under this Agreement.

Article 7.      Term, Termination and Effective Date. The effective date of this Agreement shall be from and after execution. This Agreement shall remain in full force and effect, unless terminated by mutual agreement of the Parties or terminated by the passage of time under Article 2.

Article 8.      Legal Counsel. Both Parties hereby acknowledge and agree they had full opportunity to seek legal counsel of their own choosing prior to execution of this Agreement.

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Article 9.      Securities Laws and Regulation and Taxation. Both Parties hereby agree and acknowledge that the transfer of securities pursuant to this Agreement shall constitute an exempt isolated transaction and the securities received in such transfer and exchange do not have to be registered under federal or State securities laws and regulations. Further, it is the express intent of the Parties that this Agreement, and the transactions contemplated by it, be treated as tax free to the extent possible under the IRS Code of 1986 (and regulations thereto).

The Parties agree that certificates evidencing Stock acquired hereunder, constitutes “restricted stock” as that term is defined under Rule 144 promulgated under the Securities and Exchange Act of 1933, as amended (“1933 Act”), and shall bear the a Legend substantially similar to the following:

THESE SECURITIES ARE NOT REGISTERED UNDER THE 1933 ACT OR ANY STATE SECURITIES ACT. THEY MAY NOT BE TRANSFERRED FOR VALUE UNLESS AND UNTIL THEY ARE REGISTERED UNDER ALL SUCH APPLICABLE ACTS OR SUCH TRANSFER SATISFIES APPLICABLE REGISTRATION EXEMPTIONS THEREUNDER THE COMPANY WILL NOT TRANSFER THESE SECURITIES ON ITS BOOKS AND RECORDS WITHOUT AN OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO COUNSEL FOR THE COMPANY, THAT SUCH TRANSFER DOES NOT VIOLATE THE 1933 ACT OR ANY STATE SECURITIES LAWS.

Further, in the event that CALI determines that an Informational Statement is required or desired in connection with this Exchange, then said Statement shall be filed not more than ninety (90) days after Closing.

Article 10.      Brokers and Indemnity. Both Parties hereby acknowledge and agree that there are no brokers, agents, or finders entitled to compensation or commission upon the Closing of this Agreement, except Don Dickson. Subsequent to the Closing Don Dickson shall be paid $12,000 in free trading stock of CALI. SEAI Inc. shall indemnify and hold harmless CALI for any and all liability against a claim arising from a broker or agent.

Article 11.      Costs. The Parties shall bear their own legal and other costs in connection with the making and Closing of this Agreement.

Article 12.      STANDARD TERMS and CONDITIONS and EXHIBITS. THE PARTIES AGREE EXHIBIT M ATTACHED HERETO ON STANDARD TERMS AND CONDITIONS ARE DEEMED PART OF THIS AGREEMENT FOR ALL PURPOSES AS THOUGH FULLY SET FORTH HEREIN. FURTHER, THE PARTIES AGREE AND ACKNOWLEDGE THAT ANY OTHER EXHIBITS, ATTACHMENTS, OR SCHEDULES THAT ARE MADE A PART OF THIS AGREEMENT OR PROVIDED IN CONNECTION WITH THIS AGREEMENT ARE DEEMED TO BE A PART OF THIS AGREEMENT FOR ALL PURPOSES.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS EXCHANGE AGREEMENT TO BE EXECUTED IN THEIR NAMES AND/OR BY AND THROUGH THEIR PROPERLY AND DULY AUTHORIZED REPRESENTATIVES ON THE DATE FIRST ABOVE WRITTEN.

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SEAI:
Sovereign Exploration Associates International, Inc. as 100% owner of ARC and SRI

By:

______________________________
Robert Baca, duly authorized
Chief Executive Officer

CALI:
CALI Holdings, Inc.

By: _________________________
James E. Jenkins
President

CONSENTS

The undersigned hereby Consent to the terms and conditions of the above Agreement as such provisions apply to the undersigned.

Management

James E. Jenkins

Charles Giannetto

KMA Capital Partners, Ltd.

Ellen M. Salisbury
Its General Partner

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